As filed with the Securities and Exchange Commission on March 15, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 15, 2017

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2017, Thomas P. Crimmins, our Executive Vice President of Finance and Chief Financial Officer, resigned from our company to pursue other activities.  Mr. Crimmins was employed under an employment agreement.  Mr. Crimmins’ decision was not the result of any dispute or disagreement with our company on any matter relating to our company’s accounting practices or financial statements.

We have initiated a search for a new Chief Financial Officer and until one is appointed, Amy Chiovari, age 46, currently our Corporate Controller, will serve as Interim Chief Financial Officer, effective upon Mr. Crimmins’ departure.  Ms. Chiovari joined the Company in 1996 and has served in various capacities within our accounting and finance department and over the years has been responsible for many functions, including, corporate accounting, corporate finance, financial reporting, treasury, tax and internal control over financial reporting.

There are no arrangements or understandings between Ms. Chiovari and any other person pursuant to which she was appointed as our company’s Interim Chief Financial Officer.  There is no family relationship between Ms. Chiovari and any director, executive officer, or person nominated or chosen by our company to become a director or executive officer of our company.  B&G Foods has not entered into any transactions with Ms. Chiovari that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Mr. Crimmins’ resignation will be treated as a termination of the employment agreement by our company without cause, which will entitle Mr. Crimmins to certain salary continuation and other severance benefits set forth in the employment agreement, a copy of which is filed herewith as Exhibit 10.1.

A copy of the press release we issued to announce the foregoing is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits.

10.1

Employment Agreement, dated as of March 16, 2015, between Thomas P. Crimmins and B&G Foods, Inc. (Filed as Exhibit 10.1 to B&G Foods Current Report on Form 8-K filed on March 16, 2015, and incorporated herein by reference)

99.1	Press Release dated March 15, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: March 15, 2017	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary